Exhibit 99.1

Spero Therapeutics Announces Fourth Quarter and Full Year 2017 Operating Results and Provides Pipeline Update

Poised to transition SPR994 from Phase 1 to Phase 3 around year-end 2018

CAMBRIDGE, Mass., April 2, 2018 — Spero Therapeutics, Inc. (Nasdaq:SPRO), a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multi-drug resistant (MDR) bacterial infections, today announced financial results for the fourth quarter and full year ended December 31, 2017 and provided a pipeline update.

“In 2017, we made significant progress with the completion of our IPO in November and advancement of our pipeline highlighted by the initiation of the SPR994 Phase 1 trial and SPR741 Phase 1b trial,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “We expect this momentum to continue during 2018 with several important catalysts, including a Phase 3 trial initiation for SPR994 around year-end 2018 and data from our pipeline compounds, all of which address the critical need for novel anti-infective therapies to current and emerging drug-resistant infections.”

Recent Clinical Highlights and Upcoming Milestones

SPR994:

The Company’s most advanced product candidate, SPR994, is designed to be the first broad-spectrum oral carbapenem-class antibiotic for use in adults to treat MDR Gram-negative infections. Spero initiated a Phase 1 study in healthy subjects in October 2017 to assess the safety, tolerability and pharmacokinetics of SPR994. The Company continues to expect top-line data from this trial in mid-2018 that will enable dose selection for the planned Phase 3 clinical trial. Following a pre-Phase 3 meeting with the FDA in the second half of 2018, Spero plans to initiate a pivotal Phase 3 clinical trial of SPR994 for the treatment of complicated urinary tract infection (cUTI) around year-end 2018 in support of a new drug application (NDA).

Potentiator Platform (SPR741 and SPR206):

Spero’s potentiator platform is an innovative approach to treating MDR Gram-negative bacterial infections and includes two compounds, SPR741 and SPR206. Both product candidates within the potentiator program are advancing, and Spero expects to bring forward a candidate from this program for further clinical testing in 2018.

SPR741 is an IV-administered agent designed to expand the spectrum and increase the potency of a partner antibiotic when administered in combination. In November 2017, Spero initiated a Phase 1b drug-drug interaction trial of SPR741 in healthy volunteers as a single dose in combination with compounds from the beta-lactam class of antibiotics. The trial assesses the impact, if any, on the standalone pharmacokinetics of SPR741 or the standalone pharmacokinetics of the beta-lactam combination drug when the two are dosed together as a single dose. The Company anticipates top-line data from this Phase 1b trial during the second quarter of 2018.

SPR206 is designed to have antibiotic activity as a single agent against MDR and extremely drug resistant (XDR) bacterial strains and multiple susceptibility testing studies suggests that SPR206 is capable of potent activity against MDR Enterobacteriaceae, carbapenem resistant Pseudomonas aeruginosa and carbapenem resistant Acinetobacter baumanii. The Company expects to have additional data from ongoing preclinical studies in the second quarter of 2018.

SPR720:

SPR720 is an oral antibiotic designed for the treatment of an orphan disease, pulmonary non-tuberculous mycobacterial (NTM) infections. SPR720 has shown activity in in vitro and in vivo studies as good or better than positive controls, including in an acute model infection caused by Mycobacterium abscessus murine pneumonia. It is currently in preclinical testing and, pending results from additional toxicity studies, Spero plans to initiate a Phase 1 clinical trial in the first half of 2019.

Fourth Quarter and Full-year 2017 Financial Results

The Company reported a net loss for the fourth quarter and year ended December 31, 2017 of $14.8 million and $46.1 million, or $1.59 and $17.82 per common share, respectively. Net loss for the fourth quarter and year ended December 31, 2016 was $8.3 million and $29.9 million, or $25.68 and $95.87 per common share, respectively.

Grant revenue for the fourth quarter and year ended December 31, 2017 totaled $1.0 million and $2.0 million, respectively, and is comprised of reimbursement of SPR741 and SPR720 program expenses. Grant revenue for the year ended December 31, 2017 was $1.6 million higher than the same period of 2016 due to an increase in available awards as well as a greater reimbursable spend on our product candidates.

Research and development expenses for the fourth quarter 2017 were $12.5 million compared to $6.9 million for the same period of 2016 as expenses increased with pipeline advancement, including the initiations of the SPR994 Phase 1 trial and SPR741 Phase 1b trial. Research and development expenses for the year ended December 31, 2017 were $32.9 million compared to $26.3 million for the year ended December 31, 2016, with increased expenses in 2017 primarily related to costs associated with formulation development and manufacturing of clinical material offset by lower preclinical program expense. Research and development expense in 2017 included $1.6 million in fees to Meiji Seika Pharma Co. related to SPR994 development and in-licensing and $2.6 million to Northern Antibiotics OY related to SPR741 development. The Company expects that its research and development expenses will increase throughout 2018 as it incurs costs related to its planned clinical and preclinical development activities, including the SPR994 Phase 3 trial that it plans to initiate around year-end 2018.

General and administrative expenses for the fourth quarter 2017 were $2.5 million compared to $2.2 million for the same period of 2016, with the increase primarily due to greater costs associated with operating as a public company and our initial public offering. General and administrative expenses for the year ended December 31, 2017 were $10.8 million compared to $7.2 million for the year ended December 31, 2016, with increased expenses in 2017 mainly due to increased headcount and higher professional fees. The Company expects general and administrative expenses to increase in 2018 with additional headcount and professional fees to support its research and development efforts and greater costs associated with operating as a public company.

As of December 31, 2017, the Company had cash and cash equivalents of $87.3 million. Spero believes that its existing cash and cash equivalents will fund operating expenses and capital expenditure requirements into the second quarter of 2019. In early November 2017, Spero completed its initial public offering in which it issued a total of approximately 6.0 million shares of common stock at a public offering price of $14.00 per share, for net proceeds after discounts and expenses of $74.2 million. As of December 31, 2017, the Company is receiving funding support of up to an aggregate of $10.1 million from government sources and it continues to seek additional non-dilutive funding opportunities.

Upcoming Scientific and Investor Presentations

•	Corporate presentation at the H. C. Wainwright Annual Global Life Sciences Conference on April 10, 2018 in Monte Carlo, Monaco

•	Multiple scientific presentations at the 28th European Congress of Clinical Microbiology and Infectious Diseases from April 21-24, 2018 in Madrid, Spain

•	Corporate presentation at the 2018 Bank of America Merrill Lynch Healthcare Conference from May 15-17, 2018 in Las Vegas, Nevada

•	Corporate presentation at the Jefferies 2018 Global Healthcare Conference from June 5-8, 2018 in New York, New York

•	Multiple scientific presentations at American Society of Microbiology (ASM) Microbe 2018 from June 7-10, 2018 in Atlanta, Georgia

About Spero

Spero Therapeutics is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections.

Spero is advancing SPR994, which is designed to be the first broad-spectrum oral antibiotic for use in adults to treat MDR Gram-negative infections.

Spero is also advancing its Potentiator Platform, which it believes will enable it to develop drugs that will expand the spectrum and potency of existing antibiotics, including formerly inactive antibiotics, against Gram-negative bacteria. The product candidates are two IV-administered agents, SPR741 and SPR206, designed to treat MDR Gram-negative infections in the hospital setting.

Spero is also advancing SPR720, its novel oral therapy product candidate designed for the treatment of pulmonary non-tuberculous mycobacterial (NTM) infection, an orphan infectious disease.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the initiation, timing, progress and results of the Company’s preclinical studies and clinical trials and the Company’s research and development programs, the timing of clinical data, the Company’s cash forecast and anticipated expenses and the sufficiency of the Company’s cash resources. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether the Company’s product candidates will advance through the preclinical development and clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether the Company’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2018, and risks described in other filings the Company may make with the Securities and Exchange Commission in the future. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. However, while the

Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Spero Investor Contact:

Sharon Klahre

Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com

Spero Therapeutics

Condensed Consolidated Statement of Operations

(in thousand, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Grant revenue	$993	$335	$1,979	$335

Operating expenses:
Research and development	12,503	6,927	32,869	26,333
General and administrative	2,490	2,218	10,840	7,223

Total operating expenses	14,993	9,145	43,709	33,556

Loss from operations	(14,000)	(8,810)	(41,730)	(33,221)
Other income (expense)	(770)	477	(4,367)	3,293
Net loss attributable to common shareholders of Spero Therapeutics, Inc.	$(14,770)	$(8,333)	$(46,097)	$(29,928)

Net loss per share attributable to common shareholders per share, basic and diluted	$(1.59)	$(25.68)	$(17.82)	$(95.87)

Weighted average shares outstanding, basic and diluted:	9,273,783	324,521	2,586,865	312,169

Spero Therapeutics

Condensed Consolidated Balance Sheet Data

(in thousand)

	As of December 31,
	2017	2016
	(in thousands)
Cash and cash equivalents	$87,288	$10,315
Other assets	6,191	3,457

Total assets	93,479	$13,772

Total liabilities	8,522	7,411
Total stockholders’ equity (deficit)	84,957	(49,248)

Total liabilities and stockholders’ equity (deficit)	$93,479	$(41,837)